		Exhibit 21

List of Subsidiaries

Entity Name	Place of Incorporation	Ownership % as of December 31, 2022
BB Square Capital Investors I, LP	Delaware	100.0%
BB Square Capital, LLC	Delaware	100.0%
BB Square Holdings, LLC	Delaware	100.0%
BB Square Investors GP I, LLC	Delaware	100.0%
BB Square LP Investment, LLC	Delaware	100.0%
BridgeBio Chemistry, Inc.	Delaware	100.0%
BridgeBio Gene Therapy LLC	Delaware	100.0%
BridgeBio Gene Therapy Research, Inc.	Delaware	100.0%
BridgeBio Pharma LLC	Delaware	100.0%
BridgeBio Services Inc.	Delaware	100.0%
Calcilytix Therapeutics, Inc.	Delaware	100.0%
Cyan Therapeutics, Inc.	Delaware	100.0%
DTD Therapeutics, Inc.	Delaware	100.0%
Eidos Therapeutics, Inc.	Delaware	100.0%
Sub20, Inc.	Delaware	100.0%
CoA Therapeutics, Inc.	Delaware	100.0%
Origin Biosciences, Inc.	Delaware	99.9%
TheRas, Inc.	Delaware	99.9%
Portal Therapeutics, Inc.	Delaware	99.6%
Adrenas Therapeutics, Inc.	Delaware	99.1%
QED Therapeutics, Inc.	Delaware	99.0%
Sub22, Inc.	Delaware	98.5%
Ferro Therapeutics, Inc.	Delaware	98.2%
Eulamin Therapeutics, Inc.	Delaware	98.0%
Sub21, Inc.	Delaware	98.0%
Aspa Therapeutics, Inc.	Delaware	98.0%
Cantero Therapeutics, Inc.	Delaware	96.5%
Venthera, Inc.	Delaware	96.1%
G Protein Therapeutics, Inc.	Delaware	95.2%
Molecular Skin Therapeutics, Inc.	Delaware	91.4%
Phoenix Tissue Repair, Inc.	Delaware	85.8%
Navire Pharma, Inc.	Delaware	80.8%
ML Bio Solutions, Inc.	Delaware	76.1%
Sen Therapeutics, Inc.	Delaware	64.4%
PellePharm, Inc.	Delaware	43.2%
Audition Therapeutics, Inc.	Delaware	34.4%
BridgeBio Pharma Canada, ULC	Canada	100.0%
BridgeBio Pharma Cayman	Cayman Islands	100.0%
BridgeBio France SAS	France	100.0%
BridgeBio Germany~~,~~ GmbH	Germany	100.0%
BridgeBio Pharma (HK) Limited	Hong Kong	100.0%
BridgeBio Europe B.V.	Netherlands	100.0%
BridgeBio International GmbH	Switzerland	100.0%
BridgeBio UK Limited	United Kingdom	100.0%